As filed with the Securities and Exchange Commission on May 14, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Cyren Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Ha-Menofim St., 5th Floor Herzliya, Israel	4672561
(Address of principal executive offices)	(Zip Code)

Cyren Ltd. 2016 Equity Incentive Plan, as amended and restated

Cyren Ltd. 2016 Non-Employee Director Equity Incentive Plan, as amended and restated

(Full Title of the Plans)

J. Michael Myshrall

Cyren Inc.

1430 Spring Hill Road, Suite 330,

McLean, Virginia 22102

(703) 760-3320

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Laurie L. Green, Esq. Greenberg Traurig, P.A. 401 East Las Olas Blvd. Suite 2000 Fort Lauderdale, FL 33301	Eric Spindel General Counsel and Corporate Secretary Cyren Ltd. 10 Ha-Menofim St., 5th Floor Herzliya, Israel 4672561 +972–9–863–6888	Adv. Adrian Daniels Yigal Arnon & Co. 1 Azrieli Center 132 Menachem Begin Road Tel Aviv, Israel +972-3-608-7856

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (3)		Proposed maximum aggregate offering price (3)		Amount of registration fee
Ordinary Shares, par value ILS 0.15 per share	7,750,000	(2)	$0.94	(3)	$7,285,000	(3)	$945.59

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares, par value ILS 0.15 per share (“Ordinary Shares”), of Cyren Ltd., an Israeli corporation (the “Registrant”), that become issuable under the terms of the Cyren Ltd. 2016 Equity Incentive Plan and the Cyren Ltd. 2016 Non-Employee Director Equity Incentive Plan, each as amended and restated (together, the “Plans”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of the Registrant.

(2)	Represents an additional 7,750,000 Ordinary Shares issuable under the Plans over and above the number of Ordinary Shares issuable under the Plans that were previously registered under the Securities Act. The number of shares to be registered under the respective plans are as follows: 2016 Equity Incentive Plan — 7,000,000; and 2016 Non-Employee Director Equity Incentive Plan — 750,000.

(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s Ordinary Shares as quoted on the Nasdaq Capital Market on May 11, 2020.

EXPLANATORY NOTE

On July 30, 2019, the shareholders of the Registrant approved amendments to the Cyren Ltd. 2016 Equity Incentive Plan and the Cyren Ltd. 2016 Non-Employee Director Equity Incentive Plan, each as amended and restated (together, the “Plans”) to increase the number of Ordinary Shares available for issuance under the Plans by an aggregate of 7,750,000 Ordinary Shares. The number of shares to be registered under the respective plans are as follows: 2016 Equity Incentive Plan — 7,000,000; and 2016 Non-Employee Director Equity Incentive Plan — 750,000. Pursuant to General Instruction E of Form S-8, this Registration Statement registers the offer and sale of such additional Ordinary Shares.

Such additional Ordinary Shares are of the same class of securities as the Ordinary Shares issuable under the Plans for which the currently effective registration statement on Form S-8 (File No. 333-223050) filed with the Securities and Exchange Commission (the “Commission”) on February 15, 2018 (the “Prior Registration Statement”) was filed. As permitted by General Instruction E of Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than information furnished pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K, are incorporated herein by reference:

Commission Filing	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2019

Quarterly Report on Form 10-Q	Quarter ended March 31, 2020

Current Reports on Form 8-K	March 17, 2020, March 19, 2020 and April 30, 2020

Description of Registrant’s Ordinary Shares and any amendment or report filed for the purpose of updating such description	Form 8-A filed on June 25, 1999 and Form F-1 (File No. 333-78531) filed on May 14, 1999, as amended, as updated by Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2019

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Under the Israeli Companies Law 1999, as amended (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, (1) provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding; or (2) provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) a financial liability was imposed, but it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent;

•	payments which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law 1968, as amended (the “Securities Law”), and expenses the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable litigation expenses, including attorney's fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law; and

•	expenses incurred by the office holder in connection with a proceeding under Chapter G'1 of the Restrictive Trade Law 1988 (the “Restrictive Trade Law”), including reasonable litigation expenses, including attorney's fees.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party;

•	a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable litigation expenses, including attorney's fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law; and

•	Expenses incurred by the office holder in connection with a proceeding under Chapter G'1, of the Restrictive Trade Law, including reasonable litigation expenses, including attorney's fees.

Under the Companies Law, a company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Further, the Securities Law, prohibits companies from exempting or indemnifying in advance or entering into a contract to insure the liability of an office holder of the company for (A) financial sanctions pursuant to the provisions of Chapter H’3 of the Securities Law; (B) administrative infringements pursuant to the provisions of Chapter H’4 of the Securities Law or (C) infringements pursuant to the provisions of Chapter I’1 of the Securities Law.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Company’s amended and restated articles of association permit it to exculpate, indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

The Company has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

Item 8. Exhibits

Exhibit Number	Description	Method of Filing

4.1	Memorandum of Association.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333–78531) filed on June 03, 1999.

4.2	Amended and Restated Articles of Association, as amended on July 30, 2019.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 02, 2019.

5.1	Opinion of Yigal Arnon & Co., Israeli counsel to the Registrant, as to the validity of the Ordinary Shares (including consent).	Filed herewith.

10.1	Cyren Ltd. 2016 Equity Incentive Plan, as amended and restated.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 02, 2019.

10.2	Cyren Ltd. 2016 Non-Employee Director Equity Incentive Plan, as amended and restated.	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 02, 2019.

23.1	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global.	Filed herewith.

24.1	Powers of Attorney (included on signature pages hereof).	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on May 14, 2020.

CYREN LTD.

By:	/s/ Brett Jackson
Name:	Brett Jackson
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Brett Jackson and J. Michael Myshrall, and each of them severally, acting alone and without the other, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Brett Jackson	Chief Executive Officer and Director	May 14, 2020
Brett Jackson	(Principal Executive Officer)

/s/ J. Michael Myshrall	Chief Financial Officer	May 14, 2020
J. Michael Myshrall	(Principal Financial and Accounting Officer)

/s/ Lior Samuelson	Chairman of the Board	May 14, 2020
Lior Samuelson

/s/ Hila Karah	Director	May 14, 2020
Hila Karah

/s/ Todd Thomson	Director	May 14, 2020
Todd Thomson

/s/ James Hamilton	Director	May 14, 2020
James Hamilton

/s/ David Earhart	Director	May 14, 2020
David Earhart

/s/ John Becker	Director	May 14, 2020
John Becker

/s/ Cary Davis	Director	May 14, 2020
Cary Davis

/s/ Brian Chang	Director	May 14, 2020
Brian Chang

/s/ Rajveer Kushwaha	Director	May 14, 2020
Rajveer Kushwaha

/s/ Lauren Zletz	Director	May 14, 2020
Lauren Zletz

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